UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 30, 2026

AngioDynamics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50761	11-3146460

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Plaza Drive, Latham, New York	12110

(Address of Principal Executive Offices)	(Zip Code)

(518) 795-1400
(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ANGO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 –	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition and Retirement Agreement

On February 3, 2026, in connection with James C. Clemmer’s previously announced intention to retire from his position as President and Chief Executive Officer of  AngioDynamics, Inc. (“AngioDynamics” or the “Company”) and its subsidiaries (together, the “Company Group”), the Company and Mr. Clemmer entered into a Transition and Retirement Agreement (the “Retirement Agreement”), pursuant to which Mr. Clemmer will continue to serve as President and Chief Executive Officer of the Company until the earlier to occur of (i) the appointment of a successor in the role of Chief Executive Officer of the Company and (ii) November 30, 2026 (the “Planned Retirement Date”); provided, that upon mutual agreement, the Company and Mr. Clemmer may elect to extend the Planned Retirement Date on a month-to-month basis until a successor is found (such ultimate date of retirement, the “Retirement Date”).

In the absence of a previously established retirement program, the Board of Directors of the Company entered into the Retirement Agreement to allow for the continued vesting of Mr. Clemmer’s previously issued and outstanding equity awards until the later of the termination of Mr. Clemmer’s service to the Company as a consultant or director on the Board (such later date, the “Separation of Service Date”) and certain other related terms.  Following the Separation of Service Date, stock options and service-based restricted stock units previously granted to Mr. Clemmer will immediately vest and each outstanding restricted stock unit granted to Mr. Clemmer that is subject to performance-based vesting conditions will remain outstanding and eligible to performance vest in accordance with its terms.

The foregoing description is qualified in its entirety by reference to the Retirement Agreement, a copy of which is attached hereto as Exhibit 10.1 and which is incorporated herein by reference.

Retention Agreements

In connection with Mr. Clemmer’s retirement and transition, on January 30, 2026, the Board approved customary retention agreements (the “Retention Agreements”) with the Company’s executive leadership team, including all named executive officers (other than Mr. Clemmer).

Under the Retention Agreements, each recipient that remains employed by the Company on the earlier of (i) 6 months from the date on which a successor Chief Executive Officer commences his or her employment with the Company and (ii) June 1, 2027, is entitled to a cash retention award of a portion of the individual’s base salary.

Under the Retention Agreements, named executive officers Stephen A. Trowbridge, Executive Vice President and Chief Financial Officer; Laura Piccinini, Senior Vice President and General Manager, Cardiovascular and International; and Warren G. Nighan, Senior Vice President, Global Supply Chain, Quality and Regulatory Affairs and Chad T. Campbell, Senior Vice President and General Manager, Oncology and Interventional Devices will be entitled to a cash retention award equal to 150% of the individual’s base salary, and named executive officer Lawrence T. Weiss, Senior Vice President, Chief Legal Officer and Corporate Secretary and each other member of the executive leadership team will be eligible to receive a cash retention award equal to 50% of the individual’s base salary.

The foregoing description is qualified in its entirety by reference to the Retention Agreements, a form of which is attached hereto as Exhibit 10.2 and which is incorporated herein by reference.

Item 9.01 –	Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description

10.1	Transition and Retirement Agreement, dated as of February 3, 2026, by and between AngioDynamics, Inc. and James C. Clemmer.
10.2	Form of AngioDynamics Retention Incentive Letter Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGIODYNAMICS, INC.
(Registrant)

Date:	February 3, 2026	By:	/s/ Lawrence T. Weiss
Name: Lawrence T. Weiss
Title: Senior Vice President, Chief
Legal Officer and Corporate Secretary